December 20, 2016	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$6,345,000
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due December 26, 2017

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us.
●	The notes will be automatically called if the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value.
●	Investors should be willing to forgo the potential to participate in the appreciation of either the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically redeemed and the risk that, if the notes are not automatically redeemed, they may lose some or all of their principal at maturity.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
●	Payments on the notes are not linked to a basket composed of the Indices. Payments on the notes are linked to the performance of each of the Indices individually, as described below.
●	Minimum denominations of $1,000 and integral multiples thereof
●	The notes priced on December 20, 2016 and are expected to settle on or about December 23, 2016.
●	CUSIP: 46646QBU8

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$3.9789	$996.0211
Total	$6,345,000	$25,246	$6,319,754

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will vary and will be up to $6.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $983.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Indices: The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY)

Interest Payments:

If the notes have not been automatically called, you will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to $5.8333 per month (equivalent to an Interest Rate of 7.00% per annum, payable at a rate of 0.58333% per month).

Interest Rate: 7.00% per annum, payable at a rate of 0.58333% per month

Pricing Date: December 20, 2016

Original Issue Date (Settlement Date): On or about December 23, 2016

Review Dates*: March 20, 2017, June 20, 2017, September 20, 2017 and December 20, 2017 (final Review Date)

Interest Payment Dates*: January 25, 2017, February 24, 2017, March 23, 2017, April 25, 2017, May 25, 2017, June 23, 2017, July 25, 2017, August 24, 2017, September 25, 2017, October 25, 2017, November 24, 2017 and the Maturity Date

Maturity Date*: December 26, 2017

Trigger Value: With respect to each Index, 70.00% of its Initial Value, which is 1,589.532 for the S&P 500® Index and 968.7692 for the Russell 2000® Index

Call Settlement Date*: If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Lesser Performing Index: The Index with the Lesser Performing Index Return

Lesser Performing Index Return: The lower of the Index Returns of the Indices

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, which was 2,270.76 for the S&P 500® Index and 1,383.956 for the Russell 2000® Index

Final Value: With respect to each Index, the closing level of that Index on the final Review Date

Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of either Index is less than its Trigger Value.

Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date

Automatic Call:

If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and (i) the Final Value of each Index is greater than or equal to its Initial Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and (i) the Final Value of either Index is less than its Initial Value and (ii) a Trigger Event has occurred, your payment at maturity per $1,000 principal amount note, in addition to the Interest Payment, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the notes have not been automatically called and (i) the Final Value of either Index is less than its Initial Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

PS-1| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-2| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Total Interest Payments

The table below illustrates the total Interest Payments per $1,000 principal amount note over the term of the notes based on the Interest Rate of 7.00% per annum, depending on how many Interest Payments are made prior to automatic call or maturity. If the notes have not been automatically called, the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes will be equal to the maximum amount shown in the table below.

Number of Interest Payments	Total Interest Payments
12	$70.00
9	$52.50
6	$35.00
3	$17.50

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to two hypothetical Indices, assuming a range of performances for the hypothetical Lesser Performing Index on the Review Dates. Each hypothetical payment set forth below assumes that the closing level of the Index that is not the Lesser Performing Index on each Review Date is greater than or equal to its Initial Value (and therefore its Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

●	An initial Value for the Lesser Performing Index of 100.00;
●	A Trigger Value for the Lesser Performing Index of 70.00 (equal to 70.00% of its hypothetical Initial Value); and
●	An Interest Rate of 7.00% per annum (payable at a rate of 0.58333% per month).

The hypothetical Initial Value of the Lesser Performing Index of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of either Index.

The actual Initial Value of each Index is the closing level of that Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of each Index, please see the historical information set forth under “The Indices” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Review Date

Date	Closing Level of Lesser Performing Index
First Review Date	101.00	Notes are automatically called
	Total Payment	$1,017.50 (1.75% return)

Because the closing level of each Index on the first Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.8333 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date. When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,017.50. No further payments will be made on the notes.

Example 2 — Notes are automatically called on the second Review Date

Date	Closing Level of Lesser Performing Index
First Review Date	95.00	Notes NOT automatically called
Second Review Date	110.00	Notes are automatically called
	Total Payment	$1,035.00 (3.50% return)

PS-3| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Because the closing level of each Index on the second Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.8333 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date. When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,035.00. No further payments will be made on the notes.

Example 3 — Notes have NOT been automatically called, the Final Value is greater than or equal to the Initial Value and a Trigger Event has Occurred

Date	Closing Level of Lesser Performing Index
First Review Date	90.00	Notes NOT automatically called
Second Review Date	95.00	Notes NOT automatically called
Third Review Date	85.00	Notes NOT automatically called
Final Review Date	105.00	Final Value is greater than or equal to Initial Value
	Total Payment	$1,070.00 (7.00% return)

Because the notes have not been automatically called and the Final Value of the Lesser Performing Index is greater than or equal to its Initial Value, even though a Trigger Event has occurred, the payment at maturity, for each $1,000 principal amount note, will be $1,005.8333 (or $1,000 plus the Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,070.00.

Example 4 — Notes have NOT been automatically called, the Final Value is less than the Initial Value and a Trigger Event has NOT Occurred

Date	Closing Level of Lesser Performing Index
First Review Date	85.00	Notes NOT automatically called
Second Review Date	80.00	Notes NOT automatically called
Third Review Date	95.00	Notes NOT automatically called
Final Review Date	90.00	Final Value is less than Initial Value
	Total Payment	$1,070.00 (7.00% return)

Because the notes have not been automatically called and a Trigger Event has not occurred, even though the Final Value of the Lesser Performing Index is less than the Initial Value, the payment at maturity, for each $1,000 principal amount note, will be $1,005.8333 (or $1,000 plus the Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,070.00.

Example 5 — Notes have NOT been automatically called, the Final Value is less than the Initial Value and a Trigger Event has Occurred

Date	Closing Level of Lesser Performing Index
First Review Date	90.00	Notes NOT automatically called
Second Review Date	80.00	Notes NOT automatically called
Third Review Date	75.00	Notes NOT automatically called
Final Review Date	50.00	Final Value is less than Initial Value
	Total Payment	$570.00 (-43.00% return)

PS-4| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Because the notes have not been automatically called, the Final Value of the Lesser Performing Index is less than its Initial Value, a Trigger Event has occurred and the Lesser Performing Index Return is -50.00%, the payment at maturity will be $505.8333 per $1,000 principal amount note, calculated as follows:

[$1,000 × 50.00 / 100.00] + $5.8333 = $505.8333

When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $570.00.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) the Final Value of either Index is less than its Initial Value and (ii) a Trigger Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.
●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation in the value of either Index, which may be significant. You will not participate in any appreciation in the value of either Index.
●	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
●	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.
●	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX —
Poor performance by either of the Indices over the term of the notes may negatively affect whether you will receive your payment at maturity and will not be offset or mitigated by positive performance by the other Index.
●	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING INDEX.
●	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD —
If, on any day during the Monitoring Period, the closing level of either Index is less than its Trigger Value (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing level of the Lesser Performing Index. You will be subject to this potential loss of

PS-5| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

principal even if that Index subsequently recovers such that the closing level of that Index is greater than or equal to its Trigger Value.

●	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees and commissions described on the front cover of this pricing supplement.
●	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
●	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN EITHER INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
●	THE RISK OF THE CLOSING LEVEL OF AN INDEX FALLING BELOW ITS TRIGGER VALUE IS GREATER IF THE LEVEL OF THAT INDEX IS VOLATILE.
●	LACK OF LIQUIDITY—
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
●	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING-RATE —
The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging

PS-6| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

costs and the values of the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Indices

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000ETM Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Index based on the weekly historical closing levels from January 7, 2011 through December 16, 2016. The closing level of the S&P 500® Index on December 20, 2016 was 2,270.76. The closing level of the Russell 2000® Index on December 20, 2016 was 1,383.956. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on any day during the Monitoring Period or on any Review Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount.

Historical Performance of the S&P 500® Index
2,500
2,000
1,500
1,000
500
0
Index Level
Jan-11 Jul-11 Jan-12 Jul-12 Jan-13 Jul-13 Jan-14 Jul-14 Jan-15 Jul-15 Jan-16 Jul-16
Source: Bloomberg

PS-7| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Performance of the Russell 2000® Index
1,600
1,400
1,200
1,000
800
600
400
200
0
Index Level
Jan-11 Jul-11 Jan-12 Jul-12 Jan-13 Jul-13 Jan-14 Jul-14 Jan-15 Jul-15 Jan-16 Jul-16
Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. Based on the advice of Sidley Austin LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Index Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

In determining our reporting responsibilities, we intend to treat 20.71% of each interest payment as interest on the Deposit and 79.29% of each interest payment as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — FATCA” in the accompanying product supplement. Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to this withholding tax. However, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition (including upon maturity) of the notes made before January 1, 2019.

PS-8| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-9| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 24, 2016, which has been filed as Exhibit 5.4 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 24, 2016.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

PS-10| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

●	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
●	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
●	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11| Structured Investments Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index